Exhibit 99.1

ENTEROMEDICS, INC.

Moderator: Greg Lea

October 2, 2009

7:30 am CT

Operator: Good day, and welcome to the EnteroMedics, Incorporated conference call. Today’s conference is being recorded.

At this time, I will now turn the call over to Greg Lea, Chief Financial Officer for EnteroMedics.

Mr. Lea, please go ahead, sir.

Greg Lea: Thank you for joining us this morning to discuss the results of our EMPOWER Study. With me today on the call is Mark Knudson, our President and Chief Executive Officer. During today’s call, Mark will provide a brief overview of the trial results and then open the call for questions.

As a reminder, this conference call as well as EnteroMedics SEC filings and Web site at EnteroMedics.com contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors. These risks and uncertainties are described more fully in the company’s filings with the Securities & Exchange Commission, particularly those factors identified as risk factors in the company’s 10-K filed March 12, 2009. The company is providing this information as of the date of this conference call and does not undertake any obligation to update any forward-looking statements contained in this document as a result of the new information, future events or otherwise.

With that, I will turn the call over to Mark.

Mark Knudson: Thank you, Greg, and good morning.

Clearly, we are disappointed with today’s news. The preliminary results of our study indicate that we did not meet our efficacy endpoints. I ask you to appreciate that these data are very new to us, and given the outcome, it will be necessary to undertake an extensive review of the study before providing you with a more extensive analysis and our next steps.

The EMPOWER trial is a randomized double-blind placebo controlled study evaluating the safety and efficacy of the Maestro System for the treatment of morbid obesity. Two hundred and ninety-four subjects with BMIs between 35 and 45 were enrolled and randomized two-to-one to the active versus control groups. All subjects participated in a medical weight management program and received blinded therapy through the 12-month follow-up visit.

As we reported, the study did not meet its primary and secondary efficacy endpoints. We found that the results were largely indistinguishable between the on and off groups. Both groups had an average excess weight loss from implant in the mid-teens. Because there were no safety – no therapy-related serious adverse events, we believe that there is no immediate safety concern with the device.

Again, these results are still new to us, and we are evaluating the next steps for the Maestro System. We will share further data and communicate these next steps with respect – with respect to the strategy at the appropriate time.

Before we open the call to questions, I would like to thank the investigators and patients who participated in this trial. We greatly appreciate their time and dedication, and we’ll continue working closely with both until we have greater clarity on next steps.

With that, let me open up the call for questions.

Operator?

Operator: Thank you. Our question-and-answer session is conducted electronically. If you would like to signal for a question at this time, please press star 1 on your touchtone telephone. Please be sure your phone is not muted so that your signal will reach us. Again, that is star 1 for any questions you have. We’ll pause for just a moment.

We’ll go first to Bill Plovanic with Canaccord Adams. Please go ahead, sir.

Bill Plovanic: Great. Thank you. Good morning.

Mark Knudson: … Bill.

Bill Plovanic: Just – I know it’s preliminary, but one question is – I have is have you been able to look at what compliance was for the treatment patients and whether or not that had an impact on the results?

Mark Knudson: We have not – we have not been able to completely assess that yet, but that is one of the things that we’re looking at.

Bill Plovanic: And – OK, and then a mid-teens weight loss (EWL), that corresponds – like, so the whole – that’s like, what, 7% to 10% total weight loss for everybody included in the study?

Mark Knudson: I would think that’s probably in the range, yes.

Bill Plovanic: That sounds a little bit high for a placebo effect, doesn’t it?

Mark Knudson: The data do appear to show a high placebo effect.

Bill Plovanic: And then just last question for Greg; Greg, what’s your cash on hand right now?

Greg Lea: Cash on hand, as we published in June 30, (Bill), was 34.8, and we haven’t seen any significant burn rate changes in the last quarter that we can see.

Bill Plovanic: You mean June 30, ’09, yes, 35 million.

Greg Lea: Correct. Correct.

Bill Plovanic: And you’re burning roughly how much a quarter?

Greg Lea: Roughly 6-1/2 to 7 million.

Bill Plovanic: OK, and that’s actually all I had. Thanks.

Operator: And again, that is star 1 for any questions. We’ll pause again for a moment. And we do have a follow-up from Bill Plovanic with Canaccord Adams. Please go ahead.

Bill Plovanic: Yes, thanks, guys. Since nobody else is out there, OK I’ll ask questions. When – how long do you think it’ll take for you to gather information and be able to kind of cut and parcel the data and get back to us? Are we talking 2 weeks, 30 days, 60 days?

Mark Knudson: I think that you’re – you know that it’s going to be, I would say, 30 days plus or minus a couple of weeks.

Bill Plovanic: OK, and then if this is a compliance-related issue, where are you in the development of the fully implantable and how quickly can that get into trials?

Mark Knudson: As we’ve previously announced, the fully implantable is in – is in trial outside the U.S. now, and we do have an approved (IDE) for that trial in the U.S. So we will be meeting – we’ll be evaluating these data and meeting with the agency when we have – or the FDA when we have a – or when we have completed our analysis of these data, and we will then get back to you with our plan.

Bill Plovanic: And do you have any data on comorbidities at this point?

Mark Knudson: We have not had the opportunity to fully evaluate that yet. I ask you to appreciate that we just unblinded yesterday. We’ve only had 24 hours to look at these data, and obviously we need to really dig into them to see – to see where we are with the performance of the system.

Bill Plovanic: OK, and then just remind us; how long did it take you to enroll the EMPOWER trial?

Mark Knudson: It took us – it took us approximately 6 months.

Bill Plovanic: OK, so I guess what I’m getting at, so if it was a compliance-related issue, you did have to go and re-enroll, it’s something that would be quickly enrollable and then you know you could probably have data out again in 2 years if that was – if that was the challenges being faced, correct?

Mark Knudson: You know I …

Bill Plovanic: Is there something …

Mark Knudson: … Bill, I just don’t want to speculate right now until we – until we really have a chance to look at the data, talk to our investigators and talk to the FDA.

Bill Plovanic: OK. Great. Thanks, Mark.

Mark Knudson: Yes.

Operator: We’ll go next to David Roman with Goldman Sachs. Please go ahead, sir.

David Roman: Good morning, everybody. So I just wanted to follow-up with two quick questions on the EMPOWER – first on the EMPOWER trial. Of the patients you enrolled, how many did you end up having to screen, and then I had a follow-up question.

Greg Lea: Right now I don’t recall off the top of my head, but I think that you know that I was – you know it was maybe – actually, I just don’t recall, and I don’t – I don’t …

David Roman: Well, was it higher than the 400 you had originally anticipated?

Greg Lea: No, it was – it was four – actually, you’re right. I do have that number. And it was around – it was around what we originally anticipated, around 400.

David Roman: OK, and (as far) from a cash perspective, is there anything you could do to monetize your CE market approval?

Greg Lea: That’s one of the things that we will definitely be exploring.

David Roman: OK. I think that was it, actually. Thank you very much.

Greg Lea: OK.

Operator: Again, that is star 1 for any questions. We’ll pause for a moment. We’ll go next to (Kevin Cottler) with (Broadvin). Please go ahead.

(Kevin Cottler): Hi. Just – I’m sorry, I got on late. The cash position I think at the end of the second quarter you had 34 million?

Mark Knudson: Yes, that’s correct.

(Kevin Cottler): And your burn – you said your burn was running around 6 or 7 per quarter?

Mark Knudson: Yes.

(Kevin Cottler): OK, and can you just review just on the European approval that you have, just what’s been taking place on just that front in terms of trying to generate sales or partnering with that?

Mark Knudson: We have not made any effort to generate sales, and of course we are always open to any alternatives there.

(Kevin Cottler): OK, and could you just review your debt position right now?

Mark Knudson: Our debt position as of June 30 was $20 million.

(Kevin Cottler): OK, thank you.

Operator: And with no other questions, I’d like to turn the conference call back over to Mr. Mark Knudson for any closing comments.

Mark Knudson: Thanks, everyone, for joining the call. Either Greg or I are available to talk with you. Give us a call any time, and again, thank you very much, and we will get back to you when we have a more full evaluation of the data and have talked to our investigators.

Thank you.

END